Exhibit m 3 a

ECLIPSE FUNDS INC.	PLAN OF DISTRIBUTION
PURSUANT TO RULE 12b-1
FOR CLASS B SHARES

SCHEDULE A
(as of October 16, 2009)

CASH RESERVES FUND
CONSERVATIVE ALLOCATION FUND
EPOCH U.S. ALL CAP FUND
FLOATING RATE FUND
GROWTH ALLOCATION FUND
GROWTH EQUITY FUND
INCOME MANAGER FUND
INDEXED BOND FUND
INTERMEDIATE TERM BOND FUND
MODERATE ALLOCATION FUND
MODERATE GROWTH ALLOCATION FUND
S&P 500 INDEX FUND
SHORT TERM BOND FUND